P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103-2818 (860) 665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

        Office:

(860) 728-4650

NU REPORTS THIRD QUARTER RESULTS

---2009 earnings guidance reaffirmed

---2010 earnings guidance announced

---Investment plans to meet New England’s energy needs updated

HARTFORD, Connecticut, November 2, 2009 — Northeast Utilities (NYSE:NU) today reported earnings for the third quarter of 2009 and reaffirmed its earnings guidance for 2009.  The company also provided initial consolidated and business segment earnings guidance for 2010 and provided an updated capital expenditure forecast for the period of 2010 through 2014.

NU earned $64.8 million, or $0.37 per share, in the third quarter of 2009, compared with $72.7 million, or $0.47 per share, in the third quarter of 2008.  NU earned $245.3 million, or $1.43 per share, in the first nine months of 2009, compared with $188.9 million, or $1.21 per share, in the first nine months of 2008.  Nine-month 2008 results include an after-tax charge of $29.8 million, or $0.19 per share1, associated with the settlement of litigation in the first quarter of 2008.

“We are pleased with our year-to-date results,” said Charles W. Shivery, NU’s chairman, president and chief executive officer.  “We continue to manage successfully through the difficult economic conditions our region and nation are experiencing by maintaining tight control of our operating costs, even while we continue to invest in the energy infrastructure needed to serve our customers and our region.  Although third quarter results were lower than they were in 2008, they were consistent with our expectations and we continue to be comfortable with our full-year projection of $1.80 to $1.90 per share.”

Shivery said the decline in third-quarter results from 2008 had been anticipated in the company’s earnings guidance.  It resulted largely from the impacts of the economic downturn and mild summer weather and the absence of the benefits to third-quarter 2008 earnings of both the resolution of various income tax matters and mark-to-market gains in NU’s competitive businesses.

2010 earnings guidance and capital expenditure projections

In addition to affirming 2009 consolidated earnings guidance, NU today established 2010 earnings guidance of between $1.80 per share and $2.00 per share.  That guidance reflects projected 2010 distribution and generation segment earnings of between $0.95 per share and $1.05 per share1; transmission segment earnings of between $0.90 per share and $0.95 per share1; competitive business segment earnings of between $0.00 per share and $0.05 per share1; and NU parent and other expenses of approximately $0.05 per share1.

NU also today projected capital expenditures of approximately $6.4 billion from 2010 through 2014, including approximately $1.1 billion in 2010.  NU projects capital expenditures of approximately $960 million in 2009.

Shivery noted that the projected capital expenditures include spending approximately $1.35 billion from 2010 through 2014 to complete NU’s $1.49 billion share of the New England East-West Solutions family of transmission projects, approximately $675 million for NU’s share of a new $900 million proposed high-voltage direct current transmission line from Quebec to southern New Hampshire, $41 million to install 6 megawatts of solar generation in western Massachusetts, and approximately $300 million to complete a legislatively mandated wet scrubber at Public Service Company of New Hampshire’s (PSNH) coal-fired Merrimack Station in Bow, New Hampshire.  The scrubber project, which is expected to be 33 percent complete by the end of 2009, is expected to cost a total of $457 million.

 “These projects represent a significant investment in our region to improve the reliability and diversity of New England’s energy resources.  They also support the region’s stated policy of encouraging the development of cleaner energy sources,” Shivery said.

Shivery noted that NU expects to generate increasing levels of cash flows from operations as it completes these capital projects.  Cash flows from operations, after rate reduction bond payments, are projected to rise from approximately $700 million in 2009 and 2010 to $1.1 billion in 2014.  NU, which raised approximately $380 million earlier this year when it sold nearly 19 million common shares in a public offering, projects only a single public common share offering of approximately $300 million over the next five years.  That offering is expected to occur no earlier than 2012.

Based on those projections, NU estimates that it will be able to achieve compounded average annual earnings per share growth of between 6 percent and 9 percent for the five-year period of 2010 through 2014, using projected 2009 earnings per share as the base level.  Previously, NU had estimated earnings per share growth at the lower end of an 8 percent to 11 percent range, using the $1.59 per share NU earned in 2007 as the base level.  To achieve the 6 to 9 percent growth rate, NU assumes that it will achieve the capital investment projections outlined today and that regulators will allow the company to achieve a fair return on the shareholder equity it expects to invest.

2009 Results - Transmission

NU’s transmission segment earned $42.8 million in the third quarter of 2009, compared with $35.9 million in the third quarter of 2008, and $120 million in the first nine months of 2009, compared with $103.6 million in the first nine months of 2008.  The increases in third quarter and nine months net income in 2009, compared with the same periods of 2008, primarily reflect NU’s higher level of investment in transmission facilities.

2009 Results - Distribution and Generation

NU’s distribution and generation segment earned $22.5 million in the third quarter of 2009, compared with $35.5 million in the third quarter of 2008, and $120 million in the first nine months of 2009, compared with $114.9 million in the first nine months of 2008.

The Connecticut Light and Power Company’s (CL&P) distribution segment earned $11.4 million in the third quarter of 2009, compared with $23.5 million in the third quarter of 2008 and $55 million in the first nine months of 2009, compared with $57.2 million in the first nine months of 2008.  Lower third quarter results reflect $4.1 million of after-tax expense related to uncollectible receivable balances, as well as higher pension, depreciation, and interest expense and a higher effective tax rate in 2009.  CL&P’s 2008 tax rate was lower due to the benefits related to higher capital expenditures and the resolution of various tax items in the third quarter of 2008.

PSNH’s distribution and generation segment earned $10.7 million in the third quarter of 2009 and $36.2 million in the first nine months of 2009, compared with $10.7 million in the third quarter of 2008 and $32.3 million in the first nine months of 2008.  Higher generation-related earnings on an increased level of generation assets were offset by lower distribution-related results.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $4.9 million in the third quarter of 2009 and $13.5 million in the first nine months of 2009, compared with $3.6 million in the third quarter of 2008 and $10.1 million in the first nine months of 2008.  Improved third quarter results were due to the absence of a $0.8 million after-tax regulatory charge taken in the third quarter of 2008.

NU’s electric sales were down 4.5 percent in the third quarter of 2009, compared with the same period of 2008, but were down only 1.0 percent on a weather-adjusted basis.  Over the first nine months of 2009, NU’s electric sales were down 4.0 percent compared with the same period in 2008, and down 2.2 percent on a weather-adjusted basis.

“Our electric distribution segment has been the part of our company most impacted by the economy and volatile financial markets, which have caused sales declines and rising uncollectible receivable balances and pension expense,” Shivery said.  “While strong cost management efforts have offset some of the impact of the economy, rate relief is pivotal to maintaining the financial health of this segment, which builds and maintains critical energy delivery infrastructure and are central to implementing many of the region’s energy policies.”

Yankee Gas Services Company lost $4.5 million in the third quarter of 2009, compared with a loss of $2.3 million in the third quarter of 2008.  Yankee Gas earned $15.3 million in the first nine months of both 2009 and 2008.  Lower third quarter results were due primarily to a $2.9 million after-tax expense related to uncollectible receivable balances.  Yankee Gas firm sales were up 5.8 percent in the third quarter of 2009, compared with the same period of 2008.  During the first nine months of 2009, Yankee Gas firm sales were up 8.2 percent compared with the same period in 2008 and up 4.7 percent on a weather-adjusted basis.

2009 Results - Competitive businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned $0.3 million in the third quarter of 2009, compared with earnings of $4.6 million in the third quarter of 2008.  NUEI earned $11.6 million in the first nine months of 2009, compared with earnings of $8.7 million in the first nine months of 2008.  Lower third quarter 2009 results were primarily due to an after-tax mark-to-market loss of $0.9 million on NUEI’s remaining wholesale obligations, compared with an after-tax mark-to-market gain of $3.6 million on wholesale obligations in the third quarter of 2008.

2009 Results - NU Parent and other companies

NU parent and other companies had net expenses of $0.8 million in the third quarter of 2009, compared with $3.3 million in the third quarter of 2008.  For the first nine months of 2009, NU parent and other companies had net expenses of $6.3 million, compared with net expenses of $38.3 million in the first nine months of 2008, including the aforementioned $29.8 million litigation charge.

The following table reconciles 2009 and 2008 third-quarter and first nine-month results:

		Third Quarter[1]	First Nine Months[1]

2008	Reported EPS	$0.47	$1.21
	2008 EPS excluding impact of $0.19/share 2008 litigation settlement charge	$0.47	$1.40
	Improved transmission earnings in 2009	$0.01	$0.04
	Lower distribution/generation results in 2009	($0.10)	($0.04)
	Parent/Other results in 2009, ex. litigation settlement impact	$0.02	$0.01
	Improved/lower competitive business results in 2009	($0.03)	$0.02
2009	Reported EPS	$0.37	$1.43

Financial results for the third quarter and first nine months of 2009 and 2008 are noted below.

Three months ended:

(in millions, except EPS)	September 30, 2009	September 30, 2008	Increase (Decrease)	2009 EPS[1]
CL&P Distribution	$11.4	$23.5	($12.1)	$0.07
PSNH Distribution/Generation	$10.7	$10.7	---	$0.06
WMECO Distribution	$4.9	$3.6	$1.3	$0.03
Yankee Gas	($4.5)	($2.3)	($2.2)	($0.03)
Total—Distribution/Generation	$22.5	$35.5	($13.0)	$0.13
CL&P Transmission	$33.7	$30.7	$3.0	$0.19
PSNH Transmission	$5.5	$3.6	$1.9	$0.03
WMECO Transmission	$3.6	$1.6	$2.0	$0.02
Total—Transmission	$42.8	$35.9	$6.9	$0.24
NU parent and other companies	($0.8)	($3.3)	$2.5	---
Competitive	$0.3	$4.6	($4.3)	---
Reported Earnings	$64.8	$72.7	($7.9)	$0.37

Nine months ended:

(in millions, except EPS)	September 30, 2009[1]	September 30, 2008[1]	Increase (Decrease)	2009 EPS[1]
CL&P Distribution	$55.0	$57.2	($2.2)	$0.32
PSNH Distribution/Generation	$36.2	$32.3	$3.9	$0.21
WMECO Distribution	$13.5	$10.1	$3.4	$0.08
Yankee Gas	$15.3	$15.3	---	$0.09
Total—Distribution/Generation	$120.0	$114.9	$5.1	$0.70
CL&P Transmission	$98.9	$86.5	$12.4	$0.58
PSNH Transmission	$14.1	$12.4	$1.7	$0.08
WMECO Transmission	$7.0	$4.7	$2.3	$0.04
Total—Transmission	$120.0	$103.6	$16.4	$0.70
NU parent and other companies, excluding litigation charge	($6.3)	($8.5)	$2.2	($0.04)
Competitive	$11.6	$8.7	$2.9	$0.07
Total before litigation settlement impact	$245.3	$218.7	$26.6	$1.43
Litigation charge	---	($29.8)	$29.8	---
Reported Earnings	$245.3	$188.9	$56.4	$1.43

Retail sales data:

Gwh for three months ended	September 30, 2009	September 30, 2008	% Change Actual	% Change Weather Norm.
CL&P	5,903	6,215	(5.0)	(0.9)
PSNH	2,009	2,088	(3.8)	(2.3)
WMECO	957	984	(2.7)	1.0
Total NU	8,866	9,282	(4.5)	(1.0)

Gwh for nine months ended
CL&P	16,814	17,501	(3.9)	(1.8)
PSNH	5,822	6,050	(3.8)	(2.7)
WMECO	2,749	2,903	(5.3)	(3.5)

Total NU	25,376	26,442	(4.0)	(2.2)

Yankee Gas firm volumes in mmcf for three months ended	5,486	5,185	5.8	5.5
Yankee Gas firm volumes in mmcf for nine months ended	29,762	27,504	8.2	4.7

NU has approximately 175 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of NUEI’s remaining competitive electricity positions; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each segment do not represent a direct legal interest in the assets and liabilities allocated to such segment but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by segment is a non-GAAP (not determined using generally accepted accounting principles) financial measure that is calculated by dividing the net income or loss attributable to controlling interests of each segment by the weighted average fully diluted NU parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to provide segmented earnings results and guidance and believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s business segments.  This release also references NU’s 2008 earnings and EPS excluding a significant charge associated with a litigation settlement payment, which are non-GAAP measures.  Due to the nature and significance of the litigation charge, management believes that this non-GAAP presentation is more representative of NU’s performance and provides additional and useful information to readers of this news release in analyzing historical and future performance.  These non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

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Note: NU will webcast an investor presentation today at 7:15 a.m. Eastern Standard Time. The webcast can be accessed through NU’s website at www.nu.com.